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                                                                     EXHIBIT 3.1


                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 MICROMUSE INC.

        MICROMUSE INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

               The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 1, 1996. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 7, 1997.

               The Board of Directors of the Corporation, by written consent of the Board of Directors dated as of September 7, 1997, duly adopted resolutions setting forth the Second Amended and Restated Certificate of Incorporation herein contained (the "Second Restated Certificate of Incorporation"), declaring its advisability and directing that such Second Restated Certificate of Incorporation be submitted to the holders of the issued and outstanding Common Stock, $0.01 par value, and Preferred Stock, $0.01 par value, of the Corporation, for approval in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and the Corporation's Restated Certificate of Incorporation, as currently in effect. The Second Restated Certificate of Incorporation was duly adopted, after having been declared advisable by the Board of Directors of the Corporation, by written consent, dated as of September 7, 1997, of the holders of greater than a majority of the Common Stock, $0.01 par value, and the holders of greater than a majority of the Preferred Stock, $0.01 par value, of the Corporation, voting as a class and separately as a single class, all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and the Corporation's Restated Certificate of Incorporation, as currently in effect, and written notice of the written consent of the holders of a majority of Common Stock has been given to those stockholders who have not consented in writing as provided in Section 228(d) of the General Corporation Law of the State of Delaware.

        The text of the Second Restated Certificate of Incorporation of the Corporation, as restated and amended hereby, shall read in its entirety as follows:


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        FIRST:   The name of the Corporation shall be:

                                 MICROMUSE INC.

        SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

        THIRD:   The purpose or purposes of the Corporation shall be:

        To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH:

               A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Twenty-Four Million Four Hundred Eighty-Eight Thousand Three Hundred Thirty-Six (24,488,336) shares. Eighteen Million Five Hundred Thousand (18,500,000) shares shall be Common Stock and Five Million Nine Hundred Eighty-Eight Thousand Three Hundred Thirty-Six (5,988,336) shares shall be Preferred Stock. The Common Stock shall have a par value of $0.01 and the Preferred Stock shall have a par value of $0.01.

               B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Convertible Preferred Stock, which series shall consist of One Million Five Hundred Thousand (1,500,000) shares (the "Series A Preferred Stock"), and Series B Convertible Preferred Stock, which series shall consist of Two Million (2,000,000) shares (the "Series B Preferred Stock"), and the Series C Convertible Preferred Stock, which series shall consist of Two Million Four Hundred Eighty-Eight Thousand Three Hundred Thirty-Six (2,488,336) shares (the "Series C Preferred Stock"), are as set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or the Corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of



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Preferred or Common Stock. Subject to compliance with applicable Protective
Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

               1. Dividend Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.20 per share of Series A Preferred Stock per annum, $0.25 per share of Series B Preferred Stock per annum and $0.643 per share of Series C Preferred Stock per annum or, if greater (as determined on a per annum basis and an as converted basis for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock), an amount equal to that paid on any other outstanding shares of this Corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

               2.     Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $2.00 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), $2.50 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and $6.43 per share for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price"), respectively, plus (ii) an amount equal to declared but unpaid dividends on each such share (such amount of declared but unpaid dividends being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred


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Stock in proportion to the aggregate full aforesaid preferential amounts to which each such holder would otherwise have been entitled to receive.

               (b) After the distributions described in subsection (a) above have been paid, subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming for the purposes of such calculations full conversion of all such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock regardless of whether such shares are converted).

               (c) For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), unless the Corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition (by virtue of securities issued as consideration for the Corporation's acquisition) hold at least 50% of the voting power of the surviving or acquiring entity; or (B) a sale of all or substantially all of the assets of the Corporation. Notwithstanding anything to the contrary set forth in this Section 2(c), no liquidation, dissolution or winding up of this Corporation shall be deemed to have occurred under subsection (A) or (B) hereof with respect to the Series A Preferred Stock and Series B Preferred Stock, if the consideration to be paid for each share of Series A Preferred Stock and Series B Preferred Stock is greater than $6.86 per share, and, with respect to the Series C Preferred Stock, if the consideration to be paid for each share of Series C Preferred Stock is greater than $9.65 per share (such per share prices subject in each case to adjustment for stock splits, combinations, dividends or recapitalizations) and is payable in cash or publicly-traded securities of a company with a capitalization exceeding $250,000,000 prior to the consummation of the events contemplated by subsection (A) or (B) hereof. In the event of any transaction referred to in the preceding sentence, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, shall be entitled to receive the greater of (i) the amount per share specified with respect to such series in the preceding sentence and (ii) the amount the holders of such series would be entitled to receive had they converted the shares of such series of Preferred Stock to Common Stock.

                   (i) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, which shall be valued as follows:

                      (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:



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                             (1) If traded on a securities exchange or through
NASDAQ-NMS, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                             (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                             (3) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                      (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                  (ii) In the event the requirements of this subsection 2(c) are not complied with, this Corporation shall forthwith either:

                      (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                      (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iii) hereof.

                 (iii) The Corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty
(20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such


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notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               3.     Redemption.

               (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time after March 6, 2002, the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, shall have the right, but not the obligation, to require that all of such holders' shares be redeemed and upon written notice to the Company from all of the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the "Redemption Notice") and surrender by such holders of the certificates representing such shares, this Corporation shall, to the extent it may lawfully do so and subject to Section 3(b) below, within thirty (30) days of the receipt of the Redemption Notice (the "Redemption Date"), redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Original Series A Issue Price, the Original Series B Issue Price and the Original Series C Issue Price (in each case as adjusted for any stock dividends, combinations or splits with respect to such shares), as the case may be, plus an amount per share equal to the cumulative return on the Original Series A Issue Price, the Original Series B Issue Price and the Original Series C Issue Price, as the case may be, at a compound annual rate of fifteen percent (15%) from the respective issue date of each such share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock until the date such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are redeemed by the Company (the "Series A Redemption Price," the "Series B Redemption Price" and the "Series C Redemption Price," as appropriate). Any redemption effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then held by such holders.

               (b)The obligation to redeem shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to this Section 3 shall be subject to a maximum quarterly payment (the "Maximum Redemption Payment") equal to twenty-five percent (25%) of this Corporation's working capital (as determined in accordance with generally accepted accounting principles ("GAAP") as of the end of the fiscal quarter immediately preceding the Redemption Date. To the extent shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock surrendered for redemption are not redeemed by operation of Section 3(b) hereto, then such shares shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of Preferred Stock which may from time to time come into existence, commencing after the end of the first fiscal quarter following such Redemption Date and for each fiscal quarter thereafter until such time as all of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have been fully redeemed, any unredeemed shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be



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redeemed on a pro rata basis in an amount equal to the Maximum Redemption
Payment (as determined as of the end of such fiscal quarter) within thirty (30) days of the end of such fiscal quarter.

               (c) After redemption of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, all rights of the holders of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be (except the right to receive the Series A Redemption Price, Series B Redemption Price or and the Series C Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence and the terms of Section 3(b) hereof, if the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, are insufficient to redeem the total number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence and the terms of Section 3(b) hereof, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem but which it has not redeemed.

               4. Conversion. The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, the Original Series B Issue Price or the Original Series C Issue Price, as the case may be, by the conversion price applicable to such share (the "Conversion Price"), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be the Original Series A Issue Price, the Original Series B Issue Price and the Original Series C Issue Price, as the case may be; provided, however,


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that the Conversion Price for the Series A Preferred Stock, Series B Preferred
Stock and Series C Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

               (b) Automatic Conversion. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, where such shares of Common Stock are listed on either the Nasdaq National Market System, the American Stock Exchange or the New York Stock Exchange, the public offering price of which (x) with respect to the Series A Preferred Stock and Series B Preferred Stock, is not less than $6.86 per share (adjusted to reflect subsequent stock dividends, combinations, splits or recapitalization) and with aggregate gross proceeds of not less than $10,000,000 or (y) with respect to the Series C Preferred Stock, is not less than $9.65 per share for a public offering consummated before September 8, 1998, and $12.86 per share thereafter (in each case, such per share price shall be adjusted to reflect subsequent stock dividends, combinations, splits or recapitalization) and with aggregate gross proceeds of not less than $10,000,000 or (in each case with respect to (y) above, a "Qualified Public Offering") (ii) the date specified by written consent or agreement of the holders of two-thirds of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class.

               (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the



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person(s) entitled to receive the Common Stock upon conversion of the Series A
Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not be deemed to have converted such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock until immediately prior to the closing of such sale of securities.

               (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be subject to adjustment from time to time as follows:

                   (i) (A) If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (assuming the conversion of all then outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance assuming the conversion of all then outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock plus the number of shares of such Additional Stock. For the purpose of computing the foregoing calculation, the shares of Series A Preferred Stock issuable upon exercise of the Series A Preferred Stock Warrant dated as of March 7, 1997 (the "Series A Warrant") shall be deemed to be outstanding.

                      (B) No adjustment of the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                      (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this



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Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                      (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                      (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                                    (1) The aggregate maximum number of shares
                of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                                    (2) The aggregate maximum number of shares
                of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

                                    (3) In the event of any change in the number
                of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the


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                Conversion Price of the Series A Preferred Stock, Series B
                Preferred Stock or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                    (4) Upon the expiration of any such options
                or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                    (5) The number of shares of Common Stock
                deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

                  (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this Corporation after the Purchase Date other than the following:

                             (A) Common Stock issued pursuant to a transaction
               described in subsection 4(d)(iii) hereof,

                             (B) Shares of Common Stock issuable or issued to
               employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this Corporation up to a maximum of [1,286,666] shares.

                             (C) Up to 1,500,000 Shares of Series A Preferred
               Stock issuable or issued pursuant to the Series A Warrant, and up to 1,500,000 shares of Common Stock (as adjusted for any adjustments pursuant to Section 4(d) hereto) issuable or issued upon conversion of the Series A Preferred Stock issuable or issued pursuant to the Series A Warrant, and

                             (D) Up to 2,000,000 Shares of Common Stock (as
               adjusted for any adjustments pursuant to Section 4(d) hereto) issuable or issued upon conversion of the Series B Preferred Stock sold pursuant to the Series B Convertible Preferred Stock Purchase and Series A Convertible Preferred Stock Warrant Agreement, dated December 6, 1996.

                             (E) Up to 2,488,336 shares of Common Stock (as
               adjusted for any adjustments pursuant to Section 4(d) hereto) issuable or issued upon conversion of the Series C Preferred Stock sold pursuant to the Series C Preferred Stock Purchase Agreement, dated September 8, 1997.

                 (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

                  (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock against impairment.

               (h)    No Fractional Shares and Certificate as to Adjustments.

                   (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

               (i) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

               (k) Notices. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

               5. Voting Rights. (a) Except as set forth below in Article Fourth, Sections C.4(b) and C.5, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as otherwise provided by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

               (b) Voting for the Election of Directors. The holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, shall be entitled to elect two (2) directors of this Corporation at each annual election of directors.

               In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purposed or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

               6. Protective Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence,

               (A) so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class:

               (i) alter or change the rights, preferences, privileges or increase or decrease the authorized number of the shares of Series A Preferred Stock or Series B Preferred Stock, respectively, so as to affect adversely the shares;

               (ii) authorize or issue any other equity security, or security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock or Series B Preferred Stock with respect to voting, dividends, liquidation or redemption;

               (iii) increase the authorized number of shares of Preferred Stock; or

               (iv)   increase the number of directors of the Corporation.

               (B) So long as the shares of Series C Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock to

               (i) alter or change the rights, preferences, privileges or increase or decrease the authorized number of the shares of Series C Preferred Stock so as to affect adversely the shares;

               (ii) authorize or issue any other equity security, or security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series C Preferred Stock with respect to voting, dividends, liquidation or redemption;

               (C) So long as any shares of Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval of (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together a single class;

               (i)    increase the authorized number of shares of Preferred
                      Stock; or

               (ii) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of unless the net proceeds paid to each holder of Preferred Stock is not less than $9.65 per share if such transaction is consummated on or before September 8, 1998, or $12.86 per share thereafter (such per share price subject, in each case, to adjustment for splits, dividends, combinations or recapitalization of such shares), and if such consideration is for other than cash, its value shall be determined in accordance with Section 2(c)(i)); and

               7. Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

               B.     Common Stock.

               1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article III hereof.

               3. Redemption. The Common Stock shall not have redemption rights.

               4. Voting Rights. (a) The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

               (b) Voting for the Election of Directors. Until a Qualified Public Offering, the holders of outstanding Common Stock (excluding any votes with respect to then outstanding Preferred Stock which could be converted into Common Stock) shall be entitled to elect two (2) directors of this Corporation at each annual election of directors.

               In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 4(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purposed or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

                      5. Protective Provisions. Until a Qualified Public Offering, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least the majority of the then outstanding shares of Common Stock (excluding any votes with respect to then outstanding Preferred Stock which could be converted into Common Stock):

                      (a) alter or change the rights set forth in Article Fourth, Section C.4 or C.5 hereto;

                      (b) alter or change Article Fifth of this Second Restated Certificate; or
                      (c) amend the by-laws of the Corporation.


               FIFTH:   Until a Qualified Public Offering (as defined in Article
Fourth) occurs:

               A. Board of Directors. The number of directors shall be four (4). Each director shall hold office until his successor is elected and qualified or until his earlier death or resignation or removal in the manner herein provided and in the by-laws of this Corporation

               C. Quorum Required. All of the directors then in office shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting. In the absence of a quorum for any such meeting, a majority of the directors then present thereat may adjourn such meeting from time to time until a quorum shall be present.

               D. Voting by Directors. The vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law or herein; provided, however, that with respect to any matter, contract or transaction relating to an interested director (within the meaning of Section of 144(a) of the Delaware Code) the passage of any resolution or act by the Board of Directors shall require the affirmative vote of (i) the majority of the directors elected pursuant to Article Fourth, Section B.5(b) and (ii) the majority of the directors elected pursuant to Article Fourth, Section C.4(b), each such class of directors voting separately.

        SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, subject to any Protective Provisions set forth herein with respect to Preferred Stock or Common Stock.

               A. The board of directors of the Corporation is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

               B. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

               C. The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the board of directors of the Corporation.

        SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        EIGHTH: The Corporation hereby elects in this Second Restated Certificate of Incorporation not to be governed by Section 203 of the General Corporation Law of Delaware.

        NINTH: Except as stated in Article Fourth of this Second Restated Certificate of Incorporation, the Corporation reserves the right to amend or repeal any provision contained in this Second Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

        TENTH: A director of this Corporation shall to the fullest extent permitted by the General Corporation Law of Delaware as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        ELEVENTH: To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) such agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

        TWELFTH:   The Corporation is to have perpetual existence.

        THIRTEENTH: That thereafter said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law by obtaining a majority vote of the Common Stock, in favor of said amendment and restatement in the manner set forth in Section 222 of the General Corporation Law.

               IN WITNESS WHEREOF, the undersigned has executed, signed, and acknowledged this Second Restated Certificate of Incorporation this 8th day of September, 1997.

                                            MICROMUSE INC.



                                            By: /s/ Christopher Dawes
                                               ---------------------------------
                                               Christopher Dawes